                                                                 EXHIBIT 10.14


[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION]



                       COLLABORATIVE DEVELOPMENT AGREEMENT


         THIS COLLABORATIVE DEVELOPMENT AGREEMENT dated as of June 28, 1994 (the "Agreement"), is entered into between BIOSITE DIAGNOSTICS INCORPORATED, a Delaware corporation ("Biosite"), having a place of business located at 11030 Roselle Street, Suite D, San Diego, California 92121, U.S.A., and E. MERCK, a German general partnership ("Merck"), having a place of business located at Frankfurter Strasse 250, D-64293 Darmstadt, Germany.


                             W I T N E S S E T H :


         WHEREAS, Biosite owns or has rights to certain significant technology which may be used in the development of reagents and a test device for use with a test device reader to form a system to quantitatively measure analytes in the immunoassay field.

         WHEREAS, Merck owns or has valuable knowledge relating to certain significant technology which may be used in the development of reagents and a test device for use with a test device reader to form a system to quantitatively measure analytes in the immunoassay field.

         WHEREAS, Biosite and Merck desire to collaborate in the development of a hand held rapid in vitro immunoassay system, consisting of reagents, a testing device and a reader, designed to quantitatively measure multiple cardiac analytes released from damaged cardiac tissue for use in the diagnosis and monitoring of myocardial infarction in humans, and if the parties mutually agree, to quantitatively measure certain other analytes for use in certain other fields.

         WHEREAS, Biosite desires to manufacture the reagents and test devices, and to engage a third party to develop and supply the test device reader, for use in connection with such immunoassay system.

         WHEREAS, Biosite desires to market and distribute such immunoassay system in the United States of America and Canada, to appoint Merck as its exclusive distributor in Europe, Latin America and South Africa, and to retain the exclusive distribution rights in Japan and the rest of the world.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:



                                    ARTICLE 1

                                   DEFINITIONS

         For purposes of the Agreement, the terms defined in this Article 1 shall have the respective meanings set forth below:

         1.1 "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least forty percent (40%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

         1.2 "Commencement Date" shall mean July 1, 1994.

         1.3 "Development Program" shall mean the development program, described generally in the summary work plan set forth in Exhibit A, as revised from time to time as provided in the Agreement.

         1.4 "Europe" shall mean, collectively, [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].

         1.5 "Field" shall mean the quantitative measurement of multiple cardiac analytes released from damaged cardiac tissue, including CKMB, Troponin I and Myoglobin, for use in the diagnosis and monitoring of myocardial infarction in humans.

         1.6 "Know-How" shall mean all information and data, which is not generally known, including formulae, procedures, protocols, techniques and results of experimentation and testing, which are necessary or useful to make, use, develop, sell or seek regulatory approval in any country to market the Product for use in the Field, in which Biosite or Merck has an ownership interest and which is in the possession of Biosite or Merck on the date of the Agreement or thereafter during the term of the Agreement.

         1.7 "Latin America" shall mean, collectively, [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].

         1.8 "LRE" shall mean LRE Relais+Elektronik GmbH, a German limited liability company.

         1.9 "Patent Rights" shall mean (a) all patent applications heretofore or hereafter filed or having legal force in any country owned by or licensed to Biosite or Merck or to which Biosite or Merck otherwise acquires rights, which claim the Product, any Product Component, or the process of manufacture or use of the Product or any Product Component for use in the Field, together with any and all patents that have issued or in the future issue therefrom, including utility model and design patents and certificates of invention; and (b) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications; all to the extent and only to the extent that Biosite or Merck now has or hereafter will have the right to grant licenses, immunities or other rights thereunder.

         1.10 "Person" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

         1.11 "Product" shall mean the hand held rapid in vitro immunoassay system, consisting of reagents, a testing device and a reader, developed under the Development Program.

         1.12 "Product Components" shall mean, collectively, the Reader, the Reagents and the Testing Device as defined below:

              1.12.1 "Reader" shall mean that certain testing device reader, developed under the Reader Development and Supply Agreement, constituting a component of the Product.

              1.12.2 "Reagents" shall mean those certain reagents, developed under the Development Program, constituting a component of the Product.

              1.12.3 "Testing Device" shall mean that certain testing device, developed under the Development Program, containing the Reagents and constituting a component of the Product.

         1.13 "Reader Development and Supply Agreement" shall mean that certain Development and Supply Agreement regarding the development of the Reader to be entered into between Biosite and LRE, as amended, supplemented or restated from time to time.

         1.14 "South Africa" shall mean the Republic of South Africa.

         1.15 "Steering Committee" shall mean the joint development committee composed of representatives of Biosite and Merck described in Section 4.1 below.

         1.16 "Supply and Distribution Agreement" shall mean that certain Supply and Distribution Agreement dated as of even date, between Biosite and Merck, in the form attached hereto as Exhibit B, as amended, supplemented or restated from time to time.

         1.17 "Third Party" shall mean any Person other than Biosite, Merck and their respective Affiliates.


                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         Each party hereby represents and warrants to the other party as follows:

         2.1 Existence and Power. Such party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) has the requisite power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted and (c) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on the properties, business, financial or other condition of such party and would not materially adversely affect such party's ability to perform its obligations under the Agreement.

         2.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into the Agreement and to perform its obligations hereunder and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. The Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

         2.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such party in connection with the Agreement have been obtained.

         2.4 No Conflict. The execution and delivery of the Agreement and the performance of such party's obligations hereunder do not conflict with or violate any requirement of applicable laws or regulations.

         2.5 DISCLAIMER OF WARRANTIES. NOTHING IN THE AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE, OR WARRANTY GIVEN, BY EITHER PARTY THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION WITHIN THE PATENT RIGHTS, THAT ANY PATENT WITHIN THE PATENT RIGHTS WHICH ISSUES WILL BE VALID, OR THAT THE USE OF ANY LICENSE GRANTED HEREUNDER OR THAT THE USE OF ANY PATENT RIGHTS WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY OTHER PERSON. FURTHERMORE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENT RIGHTS, THE PRODUCT OR THE PRODUCT COMPONENTS,

INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


                                    ARTICLE 3

                               DEVELOPMENT PROGRAM

         3.1  Development Activities.

              3.1.1 Scope of Development Program. Biosite and Merck shall conduct the Development Program to develop, conduct all clinical testing and apply for regulatory approval to market the Product for use in the Field in the United States of America, Canada, Europe, Latin America and South Africa. Biosite shall have the exclusive right to develop and commercialize the Product for use in the Field in Japan and the rest of the world and to develop and commercialize the Product for use outside the Field. Notwithstanding the foregoing, if the parties mutually agree during the term of the Development Program, they shall negotiate in good faith mutually acceptable agreements, on terms and conditions substantially similar to those of the Agreement and the Supply and Distribution Agreement, to develop and commercialize a disposable in vitro immunoassay test device in combination with a hand held reader, for use in either or both of the following fields: [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].

              3.1.2 Development Responsibilities. Biosite and Merck shall conduct the Development Program under the direction of the Steering Committee. Biosite shall be responsible for the design, development and manufacturing scale-up of the Reagents and the Testing Device, the clinical trials and regulatory approval of the Product for use in the Field in the United States of America and Canada. Merck shall be responsible for the clinical trials and regulatory approval of the Product for use in the Field in the countries of Europe and Latin America and in South Africa. Biosite shall be responsible for the clinical trials and regulatory approval of the Product for use in the Field in Japan and the rest of the world. Pursuant to the Reader Development and Supply Agreement, LRE shall be responsible for the design and development of the Reader. Biosite and Merck shall cooperate with LRE in the design and development of the Reader.

              3.1.3 Conduct of Development. Biosite and Merck each shall conduct the Development Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws and regulations and all applicable good laboratory, clinical and manufacturing practices to attempt to achieve its objectives efficiently and expeditiously. Biosite and Merck each shall proceed diligently with the work set out in the Development Program by using their respective good faith efforts to provide, among others, the following resources:

              (a) allocation of sufficient time, effort, equipment and facilities to the Development Program to carry out its obligations under the Development Program and to accomplish the objectives thereof; and

              (b) use of personnel with sufficient skills and experience as are required to carry out its obligations under the Development Program and to accomplish the objectives thereof.

              3.1.4 Subcontracts. Biosite and Merck each may subcontract portions of the Development Program to be performed by it in the normal course of its business without the prior consent of the other; provided, however, that
(a) such subcontracting shall not involve the transfer of Know-How of the other party to Third Parties; (b) the subcontracted party shall enter into a confidentiality agreement with the subcontracting party in accordance with
Article 7 below; (c) the subcontracting party shall supervise such subcontract work; and (d) the subcontracted party shall be in compliance in all material respects with all requirements of applicable laws and regulations, together with all applicable good laboratory, clinical and manufacturing practices.

         3.2  Development Funding.

              3.2.1 Jointly Funded Development Costs.

              (a) The Jointly Funded Development Costs, as defined below, shall be shared sixty percent (60%) by Biosite and forty percent (40%) by Merck. The "Jointly Funded Development Costs" shall mean (i) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of those costs incurred by Biosite or Merck under the Development Program for the design, development and manufacturing scale-up of the Reagents, the design, development and manufacturing scale-up of the Testing Device; (ii) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of the costs, not to exceed [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION], incurred by Biosite for the clinical trials and regulatory approval of the Product for use in the Field in the United States of America; (iii) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of the costs, not to exceed [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] in the aggregate, incurred by Merck for the clinical trials and regulatory approval of the Product for use in the Field in Europe, Latin America and South Africa; and (iv) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of those costs paid by Biosite to LRE to fund the development of the Reader under the Reader Development and Supply Agreement. The parties currently estimate that the Jointly Funded Development Costs shall be approximately [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION].

              (b) Merck shall fund its share of the Jointly Funded Development Costs (i) by paying Biosite the sum of US$660,000 on


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
or before June 30, 1994, and the additional sum of US$660,000 on or before June 30, 1995, and (ii) by directly funding those certain costs of the clinical trials and regulatory approval of the Product for use in the Field in Europe, Latin America and South Africa as set forth in Section 3.2.1(a)(iii) above.

              (c) Biosite shall fund its share of the Jointly Funded Development Costs, and shall apply the funding received from Merck under the Agreement, for the principal purpose of carrying out its obligations under the Development Program and accomplishing the objectives thereof.

              (d) If, during the term of the Development Program, Biosite enters into an agreement with one or more Third Parties to develop and commercialize the Product for use in the Field in Japan, Merck's obligation to fund its share of the Jointly Funded Development Costs shall be reduced by an amount equal to the following percentage of the following payments, if any, received by Biosite from such one or more Third Parties in consideration for the rights to develop and commercialize the Product for use in the Field in Japan: (i) forty percent (40%) of any up-front licensing or marketing rights fees, (ii) forty percent (40%) of any funding for the development of the Reagents and the Test Device, and (iii) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of any funding for the development of the Reader.

              (e) Each party shall maintain complete and accurate records of the Jointly Funded Development Costs which it incurs. Within [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] after [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] and [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] during the term of the Development Program, and within [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] after the termination or expiration of the Development Program, Biosite and Merck each shall prepare and provide the other party with a written report, in reasonably specific detail, showing the Jointly Funded Development Costs which it incurred during the applicable reporting period and during the Development Program through the end of such period. Upon the written request of a party (the "Requesting Party"), and not more than once in each calendar year, the other party shall permit an independent certified public accounting firm of internationally recognized standing, selected by the Requesting Party and reasonably acceptable to the other party, at the Requesting Party's expense, to have access during normal business hours to such of the records of the other party as may be reasonably necessary to verify the accuracy of such reports hereunder for any year ending not more than twenty four (24) months prior to the date of such request. The accounting firm shall disclose to the Requesting Party only whether the records are correct or not and the specific details concerning any discrepancies. No other information shall be shared. The Requesting Party shall treat all financial information subject to review under this Section 3.2.1(e) as confidential, and shall cause its accounting firm to retain all such financial information in confidence.

              (f) From time to time during the Development Program, if necessary, Biosite and Merck each shall prepare and provide the Steering Committee and the other party with a revised budget of the Jointly Funded Development Costs incurred or to be incurred by such party. The Steering Committee shall consider in good faith, and shall approve, such revised budget and schedule of funding by Biosite and Merck consistent with the provisions of this Section 3.2.1 and as reasonably necessary to fund the anticipated Jointly Funded Development Costs as they are incurred.

              (g) Within [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] after the expiration or termination of the Development Program, Biosite and Merck shall meet and make a final adjustment of the Jointly Funded Development Costs paid by each party consistent with the provisions of this Section 3.2.1.

              3.2.2 Independently Funded Development Costs. Merck shall be solely responsible for funding [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of the costs, in excess of [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] in the aggregate, of clinical trials and regulatory approval of the Product for use in the Field in Europe, Latin America and South Africa. Biosite shall be solely responsible for funding (a) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of those costs paid by Biosite to LRE to fund the development of the Reader under the Reader Development and Supply Agreement, (b) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of the costs, in excess of [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] in the aggregate, of the clinical trials and regulatory approval of the Product for use in the Field in the United States, and (c) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] of the costs of the clinical trials and regulatory approval of the Product for use in the Field in the rest of the world other than the United States, Europe, Latin America and South Africa.

              3.2.3 Third Party License Fees. If Biosite or Merck is obligated to pay any amounts to one or more Third Parties in consideration for the license or other rights to any Third Party Patent Rights or Know-How, other than amounts calculated on the basis of sales of Products, such amounts shall be shared [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] by Biosite and [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] by Merck.

         3.3  Development Records and Reports.


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
              3.3.1 Records. Biosite and Merck each shall maintain records, in sufficient detail and in good scientific manner appropriate for patent purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Development Program (including all data in the form required under all applicable laws and regulations).

              3.3.2 Inspection of Records. Biosite and Merck each shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of the other party to the extent reasonably required for the performance of its obligations under the Agreement (with the party owning the records determining what is reasonably required). Each party shall maintain such records and the information of the other party contained therein in confidence in accordance with Section 7.1 below and shall not use such records or information except to the extent otherwise permitted by the Agreement.

              3.3.3 Development Reports. Biosite and Merck each shall keep the other informed of the progress of such party under the Development Program. Within thirty (30) days following the end of each calendar quarter during the term of the Development Program and within thirty (30) days following the expiration or termination of the Development Program, Biosite and Merck each shall prepare, and provide to each member of the Steering Committee and the other party, a reasonably detailed written summary report which shall describe the work performed by such party to date under the Development Program.

         3.4 Term of Development Program. Except as provided herein, the term of the Development Program shall commence on the Commencement Date and continue for a period of [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] thereafter.

         3.5 Project Leaders. Biosite and Merck each shall appoint a person (a "Project Leader") to coordinate its part of the Development Program. The Project Leaders shall be the primary contacts between the parties with respect to the Development Program. Each party shall notify the other within thirty (30) days after the date of the Agreement of the appointment of its Project Leader and shall notify the other party as soon practicable upon changing this appointment.

         3.6 Availability of Employees. Each party shall make its employees and relevant reports of non-employee consultants available, upon reasonable notice during normal business hours, at their respective places of employment to consult with the other party on issues arising during the Development Program and in connection with any request from any regulatory agency, including regulatory, scientific, technical and clinical testing issues.


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
         3.7 Visit of Facilities. Representatives of Biosite and Merck may, upon reasonable notice during normal business hours, (a) visit the facilities where the Development Program is being conducted and the facilities where the other party manufactures the Product or Product Components, and (b) consult informally, during such visits and by telephone, with personnel of the other party performing work on the Development Program. On such visits an employee of the party conducting the development shall accompany the employee(s) of the visiting party. If requested by the other party, Biosite and Merck shall cause appropriate individuals working on the Development Program to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the party responding to such request.

         3.8 Exclusivity. During the term of the Development Program, neither Biosite nor Merck shall perform, for itself or with any Affiliate or Third Party, any research, development or commercialization activities regarding a disposable in vitro immunoassay test device and a hand held reader for use in the Field without the prior written consent of the other party, unless specifically permitted under the Agreement.


                                    ARTICLE 4

                      MANAGEMENT OF THE DEVELOPMENT PROGRAM

         4.1  Steering Committee.

              4.1.1 Composition. The Development Program shall be conducted under the direction of the Steering Committee comprised of two (2) named representatives of Biosite and two (2) named representatives of Merck. Each party shall appoint its respective representatives to the Steering Committee from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other party of such change.

              4.1.2 Responsibilities. The Steering Committee shall be responsible for directing the conduct of the Development Program, including the design, development, clinical testing and application for regulatory approval in the United States of America, Canada, Europe, Latin America and South Africa. The Steering Committee (a) shall review the respective activities of the parties under the Development Program in relation to the objectives thereof, set priorities therefor and allocate responsibilities thereunder, (b) shall oversee any anticipated and actual regulatory filings regarding the Product for use in the Field, (c) shall consider and approve modifications to the Development Program and the budget therefor, and (d) consider whether to terminate the Development Program and, if necessary, make recommendations to the parties regarding termination.

              4.1.3 Meetings. The Steering Committee shall meet not less than once every six (6) months during the term of the Development Program, on such dates and at such times and places as agreed to by Biosite and Merck, alternating between San Diego and Darmstadt, or such other locations as the parties shall agree. Each party shall be responsible for its own costs of attending such meetings.

              4.1.4 Committee Actions. Any approval, determination or other action agreed to by all of the members of the Steering Committee or their deputies present at the relevant Steering Committee meeting shall be the approval, determination or other action of the Steering Committee; provided, however, that both representatives of each party are present at such meeting.

         4.2 Disagreements. All disagreements within the Steering Committee shall be resolved in the following manner:

              4.2.1 The representatives of the Steering Committee promptly shall present the disagreement to the executive of each of Biosite and Merck who has the principal responsibility for such party's work under the Agreement.

              4.2.2 Such executives shall meet to discuss each party's view and to explain the basis for their respective positions of such disagreement, and in good faith shall attempt to resolve such disagreement among themselves.

              4.2.3 If such executives cannot promptly resolve such disagreement, then such executives shall establish a mechanism to resolve such agreement promptly; provided, however, that the parties do not waive any rights which they may have under the Agreement or otherwise as a result of one party's settlement of a disagreement under this Section 4.2.3.

         4.3 Steering Committee Reports. Within thirty (30) days following each Steering Committee meeting during the term of the Agreement, the Steering Committee shall prepare and provide to each party a reasonably detailed written summary report which shall (a) describe the work performed to date under the Development Program, (b) evaluate the work performed in relation to the objectives of the Development Program, and (c) state any recommendations or determinations of the Steering Committee regarding the Development Program.


                                    ARTICLE 5

                             SUPPLY AND DISTRIBUTION

         Biosite shall have the exclusive right to distribute the Product for use in the Field in the United States of America and Canada. On the terms and subject to the conditions of the Supply and Distribution Agreement and the Reader Development and Supply

Agreement, Biosite shall appoint Merck as its exclusive distributor of the Product for use in the Field in Europe, Latin America and South Africa. Biosite shall have the exclusive right to distribute the Product for use in the Field in Japan and the rest of the world.


                                    ARTICLE 6

                                    LICENSES

         6.1 Biosite Technology. On the terms and subject to the conditions of the Agreement, Biosite hereby grants to Merck an exclusive license (or in the case of licensed Third Party Patent Rights and Know-How, when permissible, an exclusive sublicense) under Biosite's Patent Rights and Biosite's Know-How, to perform its obligations under the Development Program. Merck may not grant sublicenses under such license to any Affiliate or Third Party without the prior written consent of Biosite.

         6.2 Merck Technology. On the terms and subject to the conditions of the Agreement, Merck hereby grants to Biosite an exclusive license (or in the case of licensed Third Party Patent Rights and Know-How, when permissible, an exclusive sublicense) under Merck's Patent Rights and Merck's Know-How, to perform its obligations under the Development Program, and to make, have made, use and sell the Product. Biosite may not grant sublicenses under such license to any Affiliate or Third Party without the prior written consent of Merck.


                                    ARTICLE 7

                         CONFIDENTIALITY AND PUBLICATION

         7.1 Confidential Information. During the term of the Agreement, and for a period of [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] following the expiration or earlier termination hereof, each party shall maintain in confidence all information (including samples) disclosed by the other party and identified as, or acknowledged to be, confidential (the "Confidential Information"), and shall not use, disclose or grant the use of the Confidential Information except on a need-to- know basis to those directors, officers, employees, consultants, clinical investigators, contractors, permitted sublicensees or permitted assignees, to the extent such disclosure is reasonably necessary in connection with such party's activities as expressly authorized by the Agreement. To the extent that disclosure is authorized by the Agreement, prior to disclosure, each party hereto shall obtain agreement of any such person or entity to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by the Agreement. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other party's Confidential Information.

         7.2 Permitted Disclosures. The confidentiality obligations contained in Section 7.1 above shall not apply to the extent that (a) any receiving party (the "Recipient") is required (i) to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or
(ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that the Recipient shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Recipient can demonstrate that (i) the disclosed information was public knowledge at the time of such disclosure by the other party hereunder, or thereafter became public knowledge, other than as a result of actions of the Recipient, its directors, officers, employees, consultants, clinical investigators, contractors, permitted sublicensees and permitted assignees in violation hereof; (ii) the disclosed information was rightfully known by the Recipient or its affiliates (as shown by its written records) prior to the date of disclosure to the Recipient by the other party hereunder; or
(iii) the disclosed information was disclosed to the Recipient or its affiliates on an unrestricted basis from a source unrelated to any party to the Agreement and not under a duty of confidentiality to the other party. Notwithstanding any other provision of the Agreement, Biosite may disclose Confidential Information of Merck relating to information developed pursuant to the Agreement to any person or entity with whom Biosite has, or is proposing to enter into, a business relationship, as long as such person or entity has entered into a confidentiality agreement with Biosite.

         7.3 Publication. Subject to the provisions of Sections 7.1 and 7.2 above, Biosite and Merck each shall have the right to publish the results of its work performed under the Agreement; provided, however, that such party shall provide the other party the opportunity to review any proposed manuscripts or any other proposed disclosure describing said work sixty (60) days prior to their submission for publication or other proposed disclosure. If the other party believes patentable subject matter is disclosed in the manuscript or other disclosure and so notifies the first party, or if such submission for publication or other disclosure would cause the loss of significant foreign patent rights, said publication will be withheld for a reasonable period of time until United States patent filings are completed in accordance with Article 8 below.

         7.4 Terms of the Agreement. Biosite and Merck shall not disclose any terms or conditions of the Agreement to any Third Party without the prior consent of the other party, except as required by applicable law or to Persons with whom Merck or Biosite has entered into or proposes to enter into a business relationship, provided that such Persons shall enter into the required confidentiality agreement. Notwithstanding the foregoing, prior to execution of the Agreement, Merck and Biosite shall agree upon the substance of information that can be used to describe the terms of this transaction, and Merck and Biosite may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

         7.5 Use of Name. Except as required by applicable law, neither party shall use the name of the other party or the other party's employees in any advertisement, press release or publicity with reference to the Agreement, without prior written approval of the other party, which approval shall not be unreasonably withheld.

                                    ARTICLE 8

                          INVENTIONS AND PATENT RIGHTS

         8.1 Ownership. The entire right and title in all inventions, discoveries, improvements or other technology directed to the Product, the Product Components or the process of the manufacture or use thereto, whether or not patentable, and any patent applications or patents based thereon, conceived during and as a result of the Development Program (collectively, the "Inventions") (a) by employees or others acting solely on behalf of Biosite, or its affiliates shall be owned solely by Biosite (the "Biosite Inventions"), (b) by employees or others acting solely on behalf of Merck or its Affiliates shall be owned solely by Merck (the "Merck Inventions"), and (c) by employees or others acting jointly on behalf of Biosite and Merck, or their respective Affiliates, shall be owned jointly by Biosite and Merck (the "Joint Inventions"). Each party promptly shall disclose to the other party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such party. Biosite and Merck each hereby represents that all employees and other Persons acting on its behalf in performing its obligations under the Agreement shall be obligated under a binding written agreement to assign to it, or as it shall direct, all Inventions made or developed by such employees or other Persons.

         8.2 Patent Prosecution and Maintenance. The party owing an Invention, and Biosite in the case of a Joint Invention, shall be responsible for and shall control the preparation, filing, prosecution and maintenance of all patents and patent applications related to such Invention. However, the list of countries in which patent applications shall be filed in the case of a Joint Invention must be approved by Merck beforehand, which approval may not be unreasonably withheld or delayed. The party controlling the patents and patent applications with respect to an Invention shall pay all costs incurred in connection therewith; provided, however, Biosite and Merck shall equally share all such costs with respect to Joint Inventions. Biosite shall use its good faith efforts to provide Merck with an opportunity to review and comment on the text of each patent application with respect to a Joint Invention before filing, and shall supply Merck with a copy of such patent application as filed, together with notice of its filing date and serial number. Biosite and Merck each shall cooperate with the other party, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 8.2.

         8.3 Notification of Infringement. Each party shall notify the other party of any infringement known to such party of any Patent Rights of the other party and shall provide the other party with the available evidence, if any, of such infringement.

         8.4 Enforcement of Patent Rights. The party owning any Patent Rights, and Biosite in the case of Patent Rights claiming a Joint Invention, at its sole expense, shall have the right to determine the appropriate course of action to enforce such Patent Rights or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce such Patent Rights, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to such Patent Rights, and shall consider, in good faith, the interests of the other party in so doing. If Biosite does not, within one hundred twenty (120) days of receipt of notice from Merck, abate the infringement or file suit to enforce Patent Rights claiming a Joint Invention against at least one infringing party, Merck shall have the right to take whatever action it deems appropriate to enforce such Patent Rights; provided, however, that, within thirty (30) days after receipt of notice of Merck's intent to file such suit, Biosite shall have the right to jointly prosecute such suit and to fund up to [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] the costs of such suit. The party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling party without the prior written consent of the other party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Patent Rights shall be shared, after reimbursement of expenses, by Biosite and Merck as follows: (a) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] shall be retained by the party that has the right under the Supply and Distribution Agreement to distribute the Product in the country of such infringement, and (b) [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] shall be shared by the parties pro rata according to the respective percentages of costs borne by each in such suit. Notwithstanding the foregoing, Biosite and Merck each shall fully cooperate with the other party in the planning and execution of any action to enforce the Patent Rights.

         8.5 No Other Technology Rights. Except as otherwise provided in the Agreement, under no circumstances shall a party, as a result of the Agreement, obtain any ownership interest or other right in any technology, know-how, patents, pending patent applications, products, vaccines, antibodies, cell lines or cultures, or animals of the other party, including items owned, controlled or developed by the other, or transferred by the other to such party at any time pursuant to the Agreement. It is understood and agreed by the parties that the Agreement does not grant to either party any license or other right in basic technology of the other party except to the extent necessary to enable the parties to carry out their part of the Development Program or the development and marketing of the Product.


                                    ARTICLE 9

                              TERM AND TERMINATION

         9.1 Expiration. Unless terminated earlier pursuant to Sections 9.2 or
9.3 below, the Agreement shall expire on the date [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] after expiration or termination of the Development Program.

         9.2 Termination by Mutual Agreement. The parties may terminate the Development Program at any time upon the express written agreement of both parties, in which case the Agreement shall terminate on the date [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] after termination of the Development Program.

         9.3 Termination for Cause. Except as otherwise provided in Section 12.2 below, either party may terminate the Agreement upon or after the breach of any material provision of the Agreement by the other party if the other party has not cured such breach within ninety (90) days after notice thereof from the non-breaching party.

         9.4 Effect of Expiration and Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 5 and 6 shall survive expiration of the Agreement, and the provisions of Articles 7 and 10 shall survive the expiration or termination of the Agreement.


                                   ARTICLE 10

                                    INDEMNITY

         10.1 Indemnity. Each party shall indemnify, defend and hold harmless the other party, its directors, officers, employees and agents from all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) that they may suffer as a result of any claims, demands, actions or other proceedings made or instituted by any third party against any of them and arising out of or relating to any breach of the Agreement by the indemnifying party, or any recklessness or intentional act or omission by or on behalf of the indemnifying party in the performance of its activities contemplated by the Agreement, other than those certain losses, liabilities, damages and expenses arising out of the gross negligence or willful misconduct of the indemnified party.

         10.2 Procedure. A party (the "Indemnitee") that intends to claim indemnification under this Article 10 shall promptly notify the other party (the "Indemnitor") of any such loss, liability, damage or expense, or any claim, demand, action or other proceeding with respect to which the Indemnitee intends to claim such indemnification. The Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of the Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity obligations under this Article 10 shall not apply to amounts paid in settlement of any loss, liability, damage or other expense if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 10, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article
10. The Indemnitor may not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the Indemnitee without the express written consent of the Indemnitee. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.

         10.3 Insurance. Merck and Biosite each shall maintain, through self insurance or otherwise, comprehensive general liability insurance, including contractual liability insurance, against claims for bodily injury or property damage arising from its activities contemplated by the Agreement, in such amounts as it customarily maintains for similar activities. Biosite and Merck each shall maintain such insurance during the term of the Agreement and thereafter for so long as it maintains insurance for itself covering such activities.


                                   ARTICLE 11

                          CONCILIATION AND ARBITRATION


         11.1 Conciliation. Biosite and Merck shall exercise their commercially reasonable efforts to settle between themselves in an amicable way any dispute, controversy or claim which may arise out of or relating to the Agreement within [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION] after one party receives notice from the other party of such dispute, controversy or claim.

         11.2 Arbitration. If not settled by the parties in accordance with
Section 11.1 above, any dispute, controversy or claim originally initiated by either party and arising out of or relating to the Agreement shall be referred to and resolved by binding arbitration, held in New York, New York, United States of America, and conducted in accordance with the American Arbitration Association ("AAA") Commercial Arbitration Rules, and the following provisions:

              11.2.1 The arbitral tribunal shall be composed of three (3) persons each of whom shall be neutral, independent and impartial. Each party shall nominate an arbitrator, and the two (2) arbitrators so appointed shall appoint a third, who shall act as president of the arbitral tribunal. If either party fails to nominate an arbitrator within thirty (30) days of receiving notice of the nomination of an arbitrator by the other party, such (second) arbitrator shall be appointed at the request of the first party by the AAA. If the two arbitrators selected by the parties fail to select a third, presiding arbitrator within twenty (20) days of the appointment of the second arbitrator, the third arbitrator shall be appointed at the request of the first party by the AAA.

              11.2.2 The arbitrators shall hold a preliminary meeting with the parties within thirty (30) days of the appointment of the third or presiding arbitrator for the purpose of determining the issues to be decided in the arbitration, the specific procedures to be followed and the schedule for briefing and/or hearings. The arbitrators shall hold a hearing which, unless the parties otherwise agree, should be recorded by stenographic or other means. Within one hundred twenty (120) days of the preliminary meeting (except in extraordinary cases), the arbitrators shall issue an award in writing which shall state the reasons for the award and which, except as set forth in the following sentence, shall be final and binding between the parties. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction.

              11.2.3 The parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented or pled to the arbitrators; that it shall be made and shall promptly by payable in United States dollars free of any tax, deduction or offset; and that any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

              11.2.4 Questions concerning arbitrability under this dispute resolution clause shall be governed exclusively by the United States Arbitration Act. The arbitrators shall be empowered to consider and decide claims or issues arising under or relating to state and federal statutes governing business practices, but shall not be empowered to nor shall they award punitive damages.

              11.2.5 As part of any arbitral award rendered pursuant to this
Section 11.2, the arbitrators shall make an award of arbitral costs and reasonable attorneys' fees to the prevailing party.

              11.2.6 The Agreement shall be governed by and construed in accordance with the laws of the State of New York and shall not be governed by the United Nations Convention on Contracts for the Internationsl Sale of Goods.


                                   ARTICLE 12

                                  MISCELLANEOUS

         12.1 Notices. Any consent, notice or report required or permitted to be given or made under the Agreement by one of the parties to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery, air mail, internationally-recognized delivery service or courier), air mail, internationally-recognized delivery service or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in the Agreement) shall be effective upon receipt by the addressee.

         If to Biosite:           Biosite Diagnostics Incorporated
                                  11030 Roselle Street, Suite D
                                  San Diego, California 92121, U.S.A.
                                  Attention:  Kim D. Blickenstaff
                                              President

         with a copy to:          Pillsbury Madison & Sutro
                                  235 Montgomery Street, 15th Floor
                                  San Francisco, California 94104, U.S.A.
                                  Attention:  Thomas E. Sparks, Jr.

         If to Merck:             E. Merck
                                  Frankfurter Strasse 250
                                  D-64293 Darmstadt
                                  Germany
                                  Attention:  Dr. Bernd Reckmann

         with a copy to:          E. Merck
                                  Frankfurter Strasse 250
                                  D-64293 Darmstadt
                                  Germany
                                  Attention:  LEW/Licensing

         12.2 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

         12.3 Assignment. The Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either party [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]. Any permitted assignee shall assume all obligations of its assignor under the Agreement.

         12.4 Severability. Each party hereby acknowledges that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of the Agreement be or become invalid, the parties shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into the Agreement with such provisions. In case such provisions cannot be agreed upon, the invalidity of one or several provisions of the Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance to the Agreement that it is to be reasonably assumed that the parties would not have entered into the Agreement without the invalid provisions.

         12.5 U.S. Export Laws and Regulations. Biosite and Merck each acknowledge that the development and commercialization rights and information disclosure requirements of the Agreement are subject to the laws and regulations of the United States of America relating to the export of products and technical information. Without limitation, Biosite and Merck each shall comply with all such laws and regulations.

         12.6 Entire Agreement. The Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by the Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties.

         12.7 Headings. The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         12.8 Independent Contractors. It is expressly agreed that Biosite and Merck shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Biosite nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the party to do so.

         12.9 Language. The English language version of the Agreement shall govern and control any translations of the Agreement into any other language.

         12.10 Waiver. The waiver by either party of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

         12.11 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first set forth above.


                                            BIOSITE DIAGNOSTICS INCORPORATED


                                            By  /s/ Kim D. Blickenstaff
                                               ---------------------------------
                                            Title:  President


                                            E. MERCK


                                            By  /s/ Dr. Walter Bardorff
                                               ---------------------------------
                                            Title:  General Manager
                                                    Diagnostics Division


                                            By   /s/ Dr. Bernd Reckman
                                               ---------------------------------
                                            Title:  Head of Department
                                                    Marketing and Sales
                                                    Diagnostics Division

                                    EXHIBIT A

                                    WORK PLAN

[CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION]

                                    EXHIBIT B

                        SUPPLY AND DISTRIBUTION AGREEMENT

                               [SEE EXHIBIT 10.15]